UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ROOT9B TECHNOLOGIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ROOT9B TECHNOLOGIES, INC.
4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

April 25 , 2016

Dear Fellow Stockholder:

You are cordially invited to attend the 2016 Annual Meeting of Stockholders of root9B Technologies, Inc., to be held at 10:30 am Eastern Daylight Time on May 24, 2016 at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York, 10020.

At this meeting, you will be asked to consider and vote, in person or by proxy, on the following matters:

1.	Election of eight directors to the Board of Directors;

2.	Ratification of the appointment of Cherry Bekaert LLP as our independent auditors;

3.	Approval of a non-binding advisory resolution supporting the indicated compensation of our named executive officers;

4.	Transaction of such other business as may properly come before the meeting or any adjournment.

The official notice of meeting, proxy statement, and proxy card are included with this letter. The matters listed in the notice of meeting are described in detail in the accompanying proxy statement. We are also providing you with a copy of our annual report on Form 10-K for our fiscal year ended December 31, 2015.

Please complete and forward the enclosed proxy card as soon as possible to ensure that your vote is recorded even if you plan to attend the Annual Meeting.

Very truly yours,

/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. CEO and Chairman of the Board of Directors

Dated: April 25, 2016

ROOT9B TECHNOLOGIES, INC.

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of root9B Technologies, Inc.:

We hereby notify you that the 2016 Annual Meeting of Stockholders of root9B Technologies, Inc., a Delaware corporation (“root9B” or the “Company”), will be held on May 24, 2016 at 10:30 am Eastern Daylight Time, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York, 10020. This meeting is being held for the following purposes:

1.	Election of eight directors to the Board of Directors;

2.	Ratification of the appointment of Cherry Bekaert LLP as our independent auditors;

3	Approval of a non-binding advisory resolution supporting the indicated compensation of our named executive officers;

4.	Transaction of such other business as may properly come before the meeting or any adjournment.

The matters listed in this notice of meeting are described in detail in the accompanying proxy statement. We have not received notice of other matters that may be properly presented at the Annual Meeting.

Only stockholders of record at the close of business on April 11, 2016 will be entitled to vote at the meeting and any adjournment (the “Record Date”). You may examine a list of stockholders of record as of the close of business on April 11, 2016, for any purpose germane to the meeting during the ten-day period preceding the date of the meeting at our offices located at 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

YOUR VOTE IS IMPORTANT

Please vote as soon as possible as instructed in Proxy Materials, to ensure that your vote is recorded, even if you plan to attend the Annual Meeting in person. If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail. You may also request a paper proxy card to submit your vote by mail, if you prefer.

By order of the Board of Directors

/s/ Joseph J. Grano, Jr.
Joseph J. Grano, Jr. CEO and Chairman of the Board of Directors

Dated: April 25, 2016

ROOT9B TECHNOLOGIES, INC.

4521 Sharon Road, Suite 300
Charlotte, North Carolina 28211
Tel. (704) 521-8077

PROXY STATEMENT

GENERAL INFORMATION

Our Board of Directors solicits your proxy for the 2016 Annual Meeting of Stockholders of root9B Technologies, Inc., to be held at 10:30 a.m. Eastern Daylight Time on May 24, 2016, at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, 27th Floor, New York, New York, 10020, and at any postponements and adjournments thereof, for the purposes sets forth in the “Notice of Annual Meeting of Stockholders.”

This proxy statement and the form of proxy relating to our 2016 Annual Meeting are first being made available to stockholders, on or about April 25, 2016. We will bear the cost of the solicitation of proxies. The original solicitation of proxies by mail may be supplemented by personal interview, telephone, and facsimile by our directors, officers, and employees. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held by any such persons, and we may reimburse those custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in doing so.

Proposals Requiring Your Vote. Our Board of Directors is proposing the following three matters to be considered at the 2016 Annual Meeting,

●	The election of the director nominees, as set forth in “Proposal 1: Election of Directors”;

●
The ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, as set forth in “Proposal 2: Ratification of Independent Registered Public Accounting Firm”;

●
The non-binding resolution approving the indicated compensation of our named executive officers, as set forth in “Proposal 3: Advisory Resolution Supporting the Compensation of our Named Executive Officers.”

Recommendations and Rationale. Our Board recommends that you vote your shares:

●	FOR “Proposal 1: Election of Directors”;

●	FOR “Proposal 2: Ratification of Independent Registered Public Accounting Firm”;

●	FOR “Proposal 3: Advisory Resolution Supporting the Compensation of our Named Executive Officers.”

Submitting and Revoking Your Proxy. If you complete and submit your proxy, the persons named as proxies will follow your instructions. If you submit your proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

●	FOR the election of the director nominees as set forth in “Proposal 1: Election of Directors.”

●
FOR the ratification of the appointment of Cherry Bekaert LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 as set forth in “Proposal 2: Ratification of Independent Registered Public Accounting Firm.”

●
FOR the non-binding resolution approving the indicated compensation of our named executive officers as set forth in “Proposal 3: Advisory Resolution Supporting the Compensation of our Named Executive Officers.”

In addition, if other matters are properly presented for voting at the annual meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. We have not received notice of other matters that may be properly presented for voting at the annual meeting.

Your vote is important. Please vote as soon as possible to ensure that your vote is recorded, even if you plan to attend the annual meeting in person. If you hold your shares in your name as a registered holder and not through a bank or brokerage firm, you may submit your vote in person. If voting in person at the meeting, please bring proof of identification. The vote you cast in person will supersede any previous votes that you submitted, whether by Internet, phone, or mail.

If you are a registered holder, you may revoke your proxy at any time before the Annual Meeting by submitting a later-dated proxy, voting in person at the Annual Meeting, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a bank or brokerage firm, you must contact that firm to revoke any prior voting instructions.

Quorum Requirement. The holders of at least one-third of the outstanding shares of stock entitled to vote constitute a quorum at the Annual Meeting of stockholders for the transaction of any business.

Votes Required to Adopt Proposals. Each share of our common stock and each share of preferred stock (on an as-converted to common stock basis) outstanding on the Record Date voting as a group is entitled to one vote on each of the eight director nominees and one vote on each other matter. Directors receiving the plurality of votes cast will be elected (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). The approval of (A) the ratification of the appointment of Cherry Bekaert LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and (B) the approval of the non-binding advisory resolution supporting the indicated compensation of our named executive officers, requires the affirmative vote of the majority of the votes cast of our common stock and preferred stock (on an as-converted to common stock basis), voting as a group, on each such proposal.

Shares of common stock and preferred stock not present at the Annual Meeting and shares voting “abstain” have no effect on the election of directors, the ratification the independent registered public accounting firm and the approval of the non-binding advisory resolution supporting the compensation of our named executive officers. Broker non-votes on these proposals (shares held by brokers that do not have discretionary authority to vote on the matter and have not received voting instructions from their clients) are not counted or deemed present or represented for determining whether stockholders have approved that proposal. Please note that under NYSE Rule 452, banks and brokers that have not received voting instructions from their clients CANNOT vote on their clients’ behalf on the proposal for election of the director nominees and approval of advisory resolution supporting the compensation of named executive officers.

Appraisal Rights. Under the Delaware General Corporation Law, our stockholders are not entitled to dissenter's rights or appraisal rights with respect to any of the proposals.

If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

Your Vote is Important
Please vote as promptly as possible
by signing, dating and returning the enclosed Proxy Card

PROPOSALS TO BE VOTED ON

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors (the “Board”) currently consists of twelve directors.  Following consideration and evaluation of the Board size, the Board determined that it was in the best interest of the Company to reduce the size of the Board and reduce the compensation payable to our non-employee directors.   As such, it has been mutually agreed upon that Messrs. John Catsimatidis, Wesley Clark, Patrick Kolenik, and Harvey Pitt would not stand for election at the Annual Meeting, and following the Annual Meeting, the size of the Board would be reduced to eight directors. In March 2016, the Compensation Committee approved a reduction in our non-employee director compensation policy.  Under the new policy, each non-employee director will receive an annual stock option grant to purchase 25,000 shares vesting immediately, as opposed to the previous policy of an annual stock option grant to purchase 75,000 shares. The employee directors are not compensated for their service as the Directors.

Our nominees for the election of directors at the Annual Meeting include our company CEO and Chairman, the CEO of IPSA International our wholly owned subsidiary, one non-independent director and five independent directors, as defined by the NASDAQ Stock Market Rules. Stockholders elect all directors annually.  At the recommendation of the Nominating Committee, the Board of Directors has selected eight nominees to serve as directors for the one-year term beginning at the Annual Meeting on May 24, 2016, or until their successors, if any, are elected or appointed.

Unless proxy cards are otherwise marked, the persons named as proxies will vote all proxies received FOR the election of each nominee named in this section. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Alternatively, the Board may reduce the size of the Board. We have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Required Vote

The nominees will be elected by a plurality of the votes cast in person or by proxy at the annual meeting, assuming a quorum is present, which means that the director nominees receiving the highest number of “FOR” votes will be elected. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no effect on the election of directors.

The Board recommends that you vote your shares “FOR” each of these nominees.

THE NOMINEES

Name	Age	Position	Director Since
Joseph J. Grano, Jr	68	Director, Chairman, CEO	2012
Isaac Blech	66	Director, Vice Chairman	2011
Kevin Carnahan	58	Director	2011
Gregory C. Morris	55	Director	2008
Anthony Sartor	73	Director	2014
Seymour Siegel	73	Director	2012
Cary W. Sucoff	64	Director	2011
Dan Wachtler	45	Director, CEO of subsidiary	2015

INFORMATION ABOUT THE NOMINEES

None of our directors or executive officers is related to any other director or executive officer. Our directors who hold any directorships in any other public company are identified under each individual below. All directors, except Mr. Grano and Mr. Wachtler are independent directors as defined by the NASDAQ Stock Market Rules.

Stated below is the principal occupation of each nominee, the business experience of each nominee for at least the past five years, and certain other information relating to the nominees.

Joseph J. Grano, Jr. Mr. Grano is the CEO of the Company and Chairman of the Board. Mr. Grano was appointed the Company’s CEO and director in May 2014. Mr. Grano has been Chairman and Chief Executive Officer of Centurion Holdings since 2004, and was previously the Chairman and Chief Executive Officer of UBS Financial Services (formerly UBS PaineWebber). Mr. Grano is a former Chairman of the NASD Board of Governors; member of the NASD’s Executive Committee; and was appointed in 2002 by President George W. Bush to serve as Chairman of the Homeland Security Advisory Council. He began his Wall Street career with Merrill Lynch after serving in Vietnam as a member of the U. S. Special Forces (Green Berets). Mr. Grano holds Honorary Doctor of Law degrees from Pepperdine University and Babson College as well as Honorary Doctor of Humane Letters degrees from Queens College, City University of New York, and Central Connecticut State University. In addition he holds an Honorary Doctor of Business Administration degree from the University of New Haven. Mr. Grano is on the board of directors for Medgenics Inc. where he is chair of the nominating and governance committee and a member of the compensation committee.

Isaac Blech. Mr. Blech, Vice Chairman of the Company, has over the past three decades established some of the leading biotechnology companies in the world. These include Celgene Corporation, ICOS Corporation, Nova Pharmaceutical Corporation, Pathogenesis Corporation, and Genetics Systems Corporation. Collectively, these companies have produced major advances in a broad array of diseases including the diagnosis and treatment of cancer, chlamydia, sexual dysfunction, cystic fibrosis, and AIDS. Celgene Corporation is one of the world’s leading cancer and hematology companies and has a current value in excess of $95 billion. ICOS Corporation discovered the drug Cialis, and was acquired by Eli Lilly and Company for over $2 billion. Nova Pharmaceutical Corporation developed a new treatment for brain cancer, and after merging with Scios Corporation, was purchased for $2 billion by Johnson and Johnson. Pathogeneses Corporation created TOBI for cystic fibrosis, the first inhaled antibiotic approved by the Food and Drug Administration, and was acquired by Chiron Corp for $660 million. Genetics Systems Corporation developed the first inexpensive and accurate test to diagnosis chlamydia, allowing tens of thousands of babies to be born to women who otherwise would have become sterile from pelvic inflammatory disease. Genetics Systems was acquired for approximately 3% of Bristol Myers’s stock. Mr. Blech is currently a major stockholder and board member of Cerecor, Inc., Edge Therapeutics and Centrexion Corporation, all private companies. Mr. Blech is on the board of directors for ContraFect Corporation, SpendSmart Networks, Medgenics Inc., RestorGenex Corporation and root9B Technologies, all public companies. Mr. Blech serves as the chair of the nominating committee for root9B Technologies, ContraFect, and RestorGenex, is on the compensation committee for ContraFect, Medgenics, SpendSmart and RestorGenex, and is on the nominating committee for Medgenics, as well as a member of the audit committee for RestorGenex.

Kevin Carnahan. Mr. Carnahan, a director of the Company, is a past senior managing partner at Accenture LLP where he led the systems integration business up until 2009. During his time at Accenture LLP, Mr. Carnahan also led Client Service Delivery and Quality for Financial Services, including Management Consulting, Technology (Systems Integration and IT Outsourcing) and BPO. Prior to that, he led several financial services teams in Europe. Mr. Carnahan serves on the compensation committee for root9B Technologies as well as serves as a director on three non-profit organizations.

Gregory C. Morris. Mr. Morris, a director of the Company, has worked in positions involving finance, investments, benefits, risk management and human resources for more than 30 years. Since 2013 he has been the Vice President of Administration at Swisher Hygiene (a NASDAQ and Toronto Stock Exchange, company). From 2011 to 2012 he was Vice President of Sales Human Resources for Snyder’s-Lance, Inc. (a NASDAQ listed company with revenues over $1.7 billion). Prior to this he held the positions of Vice President-Human Resource Operations and Senior Director-Benefits and Risk Management for Lance, Inc. for 15 years prior to a merger with Snyders. At Lance, Mr. Morris served as the Chairman of the Risk Management Committee, chaired the Business Continuity Plan Steering Committee, and was a member of the Corporate Mergers & Acquisitions team. Prior to Lance, he held various positions with Belk Stores, Collins & Aikman and Laporte plc. Mr. Morris also serves as a board member for the Second Harvest Food Bank of Metrolina and currently serves on the audit committee for root9B Technologies and is the chair of the compensation committee.

Anthony Sartor. Dr. Sartor, a director of the Company, has since 2009 served as Chairman and CEO of Paulus, Sokolowski, and Sartor (PS&S), a consulting engineering firm based in New Jersey serving New York, New Jersey, Pennsylvania and Puerto Rico. Prior to PS&S, Dr. Sartor served as Senior VP of National Grid (formerly KeySpan) and from 2003 until 2009 was President of a subsidiary, National Grid Energy Services. Dr. Sartor served as Commissioner over the Port Authority of New York and New Jersey from 1999 to 2014 where he served as Chairman of the WTC Site Redevelopment Committee and of the Committee for Capital Programs. In addition to chairing these committees he also served on the Security, Governance and Ethics, and Labor committees. Dr. Sartor also was appointed by the Governor of New Jersey as Commissioner, from 1992 - 1999, over the New Jersey Sports and Exposition Authority. Dr. Sartor has a Bachelor of Chemical Engineering from Manhattan College as well as a Masters in Engineering and a Doctorate in Philosophy, both from the University of Michigan. Mr. Sartor also serves on the boards of John Cabot University - Rome and Turtle and Hughes, a privately owned company.

Seymour Siegel. Mr. Siegel, a director of the Company, is a Certified Public Accountant, currently inactive, and is a trusted advisor to management and boards. He was, until July 1, 2014, a principal emeritus at Rothstein Kass (now KPMG), an international firm of accountants and consultants. Mr. Siegel was a founder of Siegel Rich & Co., CPA’s, which eventually merged with what is now known as WeiserMazars LLP. He was a senior partner there until selling his interest and co-founding a business advisory firm which later became a part of Rothstein Kass. He received his Bachelor of Business Administration from the Baruch School of The City College of New York. He has been a director and officer of numerous business, philanthropic and civic organizations. As a professional director, he has served on the boards of about a dozen public companies over the last 25 years. He is currently a director and chairman of the audit committees of Air Industries Group, Inc. and root9B Technologies, Inc. He formerly held similar positions at Hauppauge Digital, Inc., Oak Hall Capital Fund, Prime Motor Inns Limited Partnership, Noise Cancellation Technologies, Inc., and Emerging Vision, Inc., among others.

Cary W. Sucoff. Cary W. Sucoff, Director. Mr. Sucoff, a director of the Company, has over 30 years of securities industry experience encompassing supervisory, banking and sales responsibilities. Since January 2012, Mr. Sucoff has owned and operated Equity Source Partners, LLC, an advisory and consulting firm. From February 2006 until December 2011, Mr. Sucoff owned and operated Equity Source Partners, LLC, a FINRA member firm, which operated as a boutique investment bank. Mr. Sucoff currently serves on the following Boards of Directors: ContraFect Corporation, SpendSmart Networks, Inc., Legacy Education Alliance, Inc. and root9B Technologies. In addition, Mr. Sucoff serves as a consultant to Multi Media Platforms, Inc. and Sure Genomics, Inc.  Mr. Sucoff is the President of New England Law/Boston, has been a member of the Board of Trustees for over 25 years and is the current Chairman of the Endowment Committee. Mr. Sucoff received a B.A. from SUNY Binghamton (1974) and a J.D. from New England School of Law (1977) where he was the Managing Editor of the Law Review and graduated Magna Cum Laude. Mr. Sucoff has been a member of the Bar of the State of New York since 1978. Mr. Sucoff serves on the compensation committee for root9B Technologies, the audit and compensation committee for SpendSmart, the audit committee for ContraFect and the audit and nom/gov committee for Legacy.

Dan Wachtler. Mr. Wachtler, a director of the Company, is the CEO of IPSA, a subsidiary of the Company. He is a 20-year industry veteran that has served in both sales and operational management roles at IPSA and its former parent company. Mr. Wachtler was named President and CEO in April 2005 and subsequently led and facilitated two capital restructuring initiatives within IPSA, including the management buy-out in 2005. Mr. Wachtler’s vision transitioned IPSA from being an armed protection and investigations service provider to an international investigative and risk advisory firm. His strategic aptitude has also successfully led to IPSA’s global expansion, adding offices in London, Dubai and Hong Kong in recent years. Mr. Wachtler serves on the board of the BritishAmerican British organization. Mr. Wachtler received a B.A. from the University of Arizona.

INFORMATION REGARDING THE BOARD OF DIRECTORS

COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is responsible for the appointment, retention, compensation, and oversight of the work of our independent registered public accounting firm. The Audit Committee’s job is one of oversight. Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with U.S. generally accepted accounting principles. The Company’s independent registered public accounting firm is responsible for auditing our financial statements. It is the Audit Committee’s responsibility to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews. Therefore, the Audit Committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with U.S. generally accepted accounting principles and on the representations of the independent registered public accounting firm included in their report on the Company’s financial statements.

The Audit Committee is currently comprised of Messrs. Siegel (chair), Pitt, and Morris. Following the departure of Mr. Pitt at the Annual Meeting, the Audit Committee will be comprised of Messrs. Siegel (chair), Carnahan, and Morris. Mr. Siegel is the acting Chair of the Audit Committee. All members are independent under the NASDAQ Stock Market Rules. The Board has determined that Mr. Siegel meets the SEC’s qualifications to be an “audit committee financial expert,” including meeting the relevant definition of an “independent director.” Under the rules promulgated by the SEC, the designation or identification of a person as an audit committee financial expert does not impose on such person any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on such person as a member of the Audit Committee and Board in the absence of such designation or identification. The Board has determined that all members of the Audit Committee are financially literate and experienced in business matters and are capable of (1) understanding generally accepted accounting principles (“GAAP”) and financial statements, (2) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (3) analyzing and evaluating our financial statements, (4) understanding our internal controls and procedures for financial reporting, and (5) understanding audit committee functions.

The report of the Audit Committee for fiscal year 2015 can be found below under the heading “Proposal 2: Ratification of Appointment of Independent Auditors.” The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on our website, www.root9btechnologies.com, under the “Investor Relations - Corporate Governance” tab.

Compensation Committee

The Compensation Committee has authority for reviewing and determining salaries, performance-based incentives, and other matters related to the compensation of our executive officers, and administering our stock option plans, including reviewing, amending, and granting stock options to our executive officers and key employees.

The Compensation Committee is currently comprised of Messrs. Carnahan, Kolenik, Sucoff and Morris (chair). Following the departure of Mr. Kolenik at the Annual Meeting, the Compensation Committee will be comprised of Messrs. Blech, Morris, and Sartor. Mr. Morris is the acting chair of the Compensation Committee. Except for Blech, the directors are independent.

The Compensation Committee operates under a formal charter that governs its duties and standards of performance. A copy of the charter is available on our website, www.root9btechnologies.com, under the “Investor Relations - Corporate Governance” tab.

Nominating Committee

The Nominating Committee establishes procedures for the nomination process, makes recommendations to the Board regarding the size and composition of the Board, and nominates officers for election by the Board. The Nominating Committee is currently comprised of Messrs. Blech (chair) and Catsimatidis. Following the departure of John Catsimatidis, the Nominating Committee will be comprised of Messrs. Blech, Wachtler, and Sucoff. Mr. Blech is the acting Chair of the Nominating Committee.

The Nominating Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes understanding of and experience in business, consulting and solution companies and finance experience. The Nominating Committee reviews these factors, and others considered useful by the Nominating Committee, in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Nominating Committee and of the Board may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective Board members.

Consideration of new Board candidates typically involves a series of internal discussions, review of information concerning candidates, and interviews with selected candidates. Board members or executive officers typically suggest candidates for nomination to the Board. If appropriate, the Nominating Committee may retain a professional search firm to identify potential director candidates. The Nominating Committee considers candidates proposed by stockholders and evaluates them using the same criteria as for other candidates. A stockholder seeking to recommend a prospective nominee for the Nominating Committee’s consideration must do so by giving notice in writing to Chairman of the Nominating Committee, root9B Technologies, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211. Any such notice must, for any given annual meeting, be delivered to the Chairman of the Nominating Committee not less than 120 days prior to the anniversary of the preceding year’s annual meeting. The notice must state (1) the name and address of the stockholder making the recommendations, (2) the name, age, business address, and residential address of each person recommended, (3) the principal occupation or employment of each person recommended, (4) the class and number of shares of the Company’s Common Stock that are beneficially owned by each person recommended and by the recommending stockholder, (5) any other information concerning the persons recommended that must be disclosed in nominee and proxy solicitations in accordance with Regulation 14A of the Securities Exchange Act of 1934, and (6) a signed consent of each person recommended stating that he or she consents to serve as a director of our company if elected.

The Nominating Committee operates under a written charter, a copy of which is available on our website, www.root9btechnologies.com, under the “Investor Relations - Corporate Governance” tab.

Attendance at Board, Committee and Annual Stockholders’ Meetings. The Board held 5 formal meetings, conducted 4 telephonic meetings and acted by unanimous written consent 1 time in 2015. Committee meetings are held as needed and can be conducted via telephone. The Audit Committee met 4 times, the Compensation Committee met 4 times and the Nominating Committee met 1 time during 2015. We expect each director to attend every meeting of the Board and the committees on which he serves. All directors attended at least 75% of the meetings or calls of the Board and the committees on which they served in 2015 during the time in which they were appointed to the Board and the respective committees, except for Mr. Pitt. We encourage each of the directors to attend the Annual Meeting of stockholders.

Director Independence. In accordance with the disclosure requirements of the SEC, and because the OTC Bulletin Board does not have its own rules for director independence, we have adopted the listing standards described in the NASDAQ Stock Market Rules to determine director independence. These listing standards have both objective tests and a subjective test for determining who is an “independent director.” The objective tests state, for example, that a director is not considered independent if he or she is an employee of the Company or is a partner in or executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever is greater. The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Based on the Company’s interpretation of the subjective test, the Company has determined that Isaac Blech is not independent. Except for Messrs. Grano, Wachtler, and Blech, nine of our current directors and five directors standing for reelection are non-employee directors and qualify as “independent” in accordance with the published listing standards of NASDAQ. Joseph J. Grano, Jr. does not qualify as independent due to the fact that Mr. Grano is our current Chief Executive Officer. Dan Wachtler does not qualify as independent due to the fact that Mr. Wachtler is the CEO of IPSA, a subsidiary of the Company.

Corporate Code of Ethics. The Board is committed to legal and ethical conduct in fulfilling its responsibilities. The Board expects all directors, as well as officers and employees, to act ethically at all times. Additionally, the Board expects the Chief Executive Officer, the Chief Financial Officer, and all senior financial and accounting officials to adhere to the Company’s Code of Ethics. The Code of Ethics is posted on our Internet website at www.root9btechnologies.com, under the “Investor Relations - Corporate Governance” tab.

Communications with the Board of Directors. The Board recommends that stockholders initiate any communication with the Board in writing and send it to the attention of our Corporate Secretary by mail to: Board of Directors, root9B Technologies, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211 or by e-mail to investor@root9btechnologies.com. This process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The Board has instructed our Corporate Secretary to review such correspondence and, in his discretion, not to forward items if he deems them to be of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Exchange Act, our directors and executive officers and beneficial owners of more than 10% of any class of our equity securities are required to file certain reports, within specified time periods, indicating their holdings of and transactions in any class of equity securities and derivative securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of any such reports provided to us and written representations from such persons regarding the necessity to file any such reports, all filings were current as of our fiscal year ended December 31, 2015, except for (i) one late report filed by Mr. Catsimatidis on November 20, 2015; (ii) two late reports filed by Mr. Carnahan on September 10, 2015, and April 8, 2015; (iii) one late report filed by Gen. Clark on July 2, 2015; (iv) two late reports filed by Mr. Hipkins on April 17, 2015 and April 9, 2015, (v) one late report filed by Mr. King on April 9, 2015, (vi) two late reports filed by Mr. Kolenick filed on April 27, 2015 and April 8, 2015,  (vii) one late report filed by Mr. Pitt on April 8, 2015, (viii) one late report filed by Mr. Sartor on April 8, 2015, (ix) one late report filed by Mr. Smith on April 8, 2015, (x) two late reports filed by Mr. Sucoff on April 27, 2015 and April 8, 2015, and (xi) one late report filed by Mr. Wachtler on September 10, 2015. Messrs. Catsimatidis, Kolenik, Pitt, and Clark are not standing for election as directors.

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned by and awarded to each non-employee director who served on our Board in 2015. In March 2016, the Compensation Committee approved a reduction in our non-employee director compensation policy.  Under the new policy, each non-employee director will receive an annual stock option grant to purchase 25,000 shares vesting immediately, as opposed to the previous policy of an annual stock option grant to purchase 75,000 shares. Our employee directors, Messrs. Grano and Wachtler, do not receive compensation for their services as directors.

DIRECTOR COMPENSATION

Director	Fees Earned Or Paid In Cash (1) ($)	Stock Awards ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Non-qualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)
Isaac Blech	$32,500	-	31,391	-	-	-	$63,891
Kevin Carnahan	$35,000	-	37,957	-	-	-	$72,957
Pat Kolenik	$35,000	-	37,957	-	-	-	$72,957
Greg Morris	$50,000	-	31,391	-	-	-	$81,391
Cary Sucoff	$35,000	-	37,957	-	-	-	$72,957
Wesley Clark	$60,000	-	31,391	-	-	-	$91,391
Seymour Siegel	$45,000	-	31,391	-	-	-	$76,391
Harvey Pitt	$21,500	-	37,957	-	-	-	$59,457
John Catsimatidis	$20,500	-	31,391	-	-	-	$51,891
Anthony Sartor	$27,500	-	37,957	-	-	-	$65,457

(1)
Our standard compensation as established in mid-2013, each  non-employee director receives a baseline of $3,500 for attendance at each regular and special meeting of the Board, and receives $1,500 for each committee meeting they attend. In addition each director receives a retainer of $10,000 for the year and committee chairs receive an additional retainer as follows: audit - $10,000, compensation - $7,500, and nominating - $5,000. Mr. Clark is compensated $5,000 per month of service for all meetings and committee service.

(2)
Under the new policy, each non-employee director will receive an annual stock option grant to purchase 25,000 shares vesting immediately, as opposed to the previous policy of an annual stock option grant to purchase 75,000 shares. In March 2015, Messrs. Carnahan, Kolenik, Sucoff, Pitt, and Sartor each received a stock option grant to purchase 25,000 shares for services rendered. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” using the Black-Scholes valuation method. The assumptions used in calculating these amounts are based on a vesting period of five years and current risk free interest rates and volatility at grant date. A description of the specific assumptions used in our valuation methods can be found under the heading “Stock Options” in Note 11 – Stockholders’ Equity to the financial statements filed with our Annual Report on Form 10-K. The following table represents the aggregate number of stock option awarded in the fiscal year ended December 31, 2015.

(3)
Each director is entitled to reimbursement for such director’s reasonable out-of-pocket expenses incurred in connection with travel to and from, and attendance at, meetings of our Board or its committees and related activities, including director education courses and materials. Reimbursements for out-of-pocket expenses for the fiscal year ended December 31, 2015 were minimal.

EXECUTIVE TEAM CHANGES

On February 9, 2015, in connection with the closing of the Company’s merger with IPSA International, Inc., the Company appointed Dan Wachtler as the Chief Executive Officer of IPSA International Services, Inc., a subsidiary of the Company.

On January 4, 2016, the Company appointed Michael Effinger to serve as Chief Financial Officer of the Company. Kenneth T. Smith, the Company’s former Chief Financial Officer, had resigned from his position on November 11, 2015. Mr. Smith agreed to serve the Company as a consultant through February 26, 2016 to provide transition support to Mr. Effinger.

EXECUTIVE OFFICERS

In addition to the information provided above about Messrs. Grano and Wachtler, the following sets forth certain information regarding our executive officers:

Joseph J. Grano, Jr	68	Director, Chairman, CEO
Michael Effinger	58	Chief Financial Officer
Dan Wachtler	45	Director, CEO of subsidiary
Brian King	63	Chief Operating Officer
Eric Hipkins	48	CEO Cyber Division

Joseph J. Grano, Jr.  Mr. Grano has served as Chief Executive Officer since May 2014. Mr. Grano’s biography is contained in the section of this proxy statement entitled “Proposal 1: Election of Directors – Information about the Nominees.”

Michael Effinger. Mr. Effinger joined the Company from WebPT, Inc., where he served as Chief Financial Officer since October 2014. From February 2011 until October 2014, Mr. Effinger served as the Vice President of Finance at 41st Parameter, a part of Experian. From March 2008 until February 2011, Mr. Effinger served as the Chief Financial Officer of Infusionsoft. Mr. Effinger holds a BBA in Accounting from The University of Wisconsin-Eau Claire and an MBA from Marquette University. Mr. Effinger is also a Certified Public Accountant.

Dan Wachtler, CEO IPSA subsidiary, Director.  Mr. Wachtler the CEO of IPSA, a subsidiary of root9B Technologies. Mr. Wachtler’s biography is contained in the section of this proxy statement entitled “Proposal 1: Election of Directors – Information about the Nominees.”

Brian King. Mr. King has over thirty years of entrepreneurial and management experience in small and mid-cap public and private enterprises. From 2009 through 2012, Mr. King served as the Chief Executive Officer and Director of Ecological LLC, which was acquired by the Company in 2012. From 2004 to 2007, he served as Chief Executive Officer of United Energy Corp., which develops and markets specialty chemicals. From 1996 to 2003, he held key senior executive positions at Concord Camera Corp. in product development, manufacturing, marketing, investor relations, business development and corporate governance including Chief Operating Officer. Mr. King is currently a Director of CMS Technology, which is an affiliate of Centurion Holding s . Mr. King is also a Director of Stepping Stone Schools, a 501(c)(3). Mr. King has taught marketing, management and economic courses at Mercy College, Southern College, St. Francis College, Elizabeth Seton College and Westchester Community College. Mr. King graduated summa cum laude from the University of Maryland with a B.S. in Psychology and magna cum laude from Long Island University with a Masters in Business Administration.

Eric Hipkins, CEO root9B subsidiary.  Mr. Hipkins has over 25 years of experience as an accomplished cyber and intelligence professional.  His experience includes numerous assignments across the Intelligence Community including senior positons within the National Security Agency, Special Programs and the Special Operations Community.  Mr. Hipkins is a global war on terrorism veteran as well as serving in numerous advanced roles within the Research & Engineering, Cryptology, Intelligence-Signals Analysis and Information Operations branches of the NSA.  He is recognized across the Forensic and Computer Network Operations community as a subject matter expert.  Mr. Hipkins has a Masters of Arts in Computer Resources Information Management in addition to many nationally recognized technology certifications.

EMPLOYMENT CONTRACTS

The Company has entered into the following employment agreements with its executive officers:

On November 22, 2013, the Company’s subsidiary, root9B LLC, entered into a two year employment agreement with Eric Hipkins. The employment agreement provides for a $200,000 annual base salary. Additional options and stock awards may be issued upon certain milestones and as determined by the Board.

On May 20, 2014, the Company entered into an employment agreement with Joseph J. Grano, Jr., our Chief Executive Officer, which provides for a term of three years. Pursuant to the terms of the employment agreement, the Company has agreed to pay Mr. Grano a base salary of $500,000 annually. Mr. Grano shall also be eligible for a minimum guaranteed annual bonus of $500,000 and was issued an option to purchase an aggregate of 2,000,000 shares of the Company’s Common Stock, which will vest one third immediately, one-third after one year and one-third after two years. Mr. Grano’s annual bonus was voluntarily waived for the fiscal year ended December 31, 2015.

On February 9, 2015, the Company’s subsidiary, IPSA International Services Inc., entered into an employment agreement with Dan Wachtler for a term of three years. The employment agreement provides for a base salary of $450,000 annually. Mr. Wachtler shall also be eligible for annual bonus up to 67% his base salary and grants of equity as determined by the Board at their discretion. In addition, Mr. Wachtler was not awarded a discretionary bonus in 2015.

On January 4, 2016, the Company entered into an employment agreement with Michael Effinger to serve as the Company’s Chief Financial Officer. The Company has agreed to pay Mr. Effinger an annual base salary of $210,000 and he will be eligible to participate in the Company’s discretionary bonus program. Mr. Effinger received options to purchase up to 300,000 shares of common stock, vesting as follows: (i) one-third on the date of the grant, (ii) one-third on the one-year anniversary of Mr. Effinger’s employment by the Company, and (iii) one-third on the two-year anniversary of Mr. Effinger’s employment by the Company. The options have an exercise price of $1.34 per share equal to the closing price of the Company’s Common Stock on the date of the grant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board is charged with administering our executive compensation programs. The Compensation Committee evaluates the performance and, based on such evaluation, sets the compensation of our Board, Chief Executive Officer, President and other executive officers and administers our equity compensation plans.

Executive Compensation Policy

The objectives of our executive compensation programs are to:

●
Attract, retain and motivate key executive personnel who possess the skills and qualities to perform successfully in the business and technology consulting industries and achieve our objective of maximizing stockholder value;

●	Closely align the interests of our executives with those of our stockholders;

●	Provide a total compensation opportunity that is competitive with our market for executive talent; and

●
Align our executives’ compensation to our Company’s operating performance with performance-based compensation that will provide actual compensation above the market median when the Company delivers strong financial performance and below the market median when performance is not strong.

While we compete for talent with companies across all industries and sectors, we primarily focus on professional services companies in the energy and business consulting industries. While we often compete for talent outside this market, these companies define our market for compensation purposes. The Compensation Committee reviews data from these companies, along with other data as it deems appropriate, to determine market compensation levels from time to time and also can seek advice from outside compensation consultants.

Compensation Components

The Compensation Committee primarily uses a combination of base salary, discretionary bonuses and long-term incentive programs to compensate our executive officers. Each element aligns the interests of our executive officers with the interests of our stockholders by focusing on both our short-term and long-term performance.

Base Salaries. We are committed to retaining talented executives capable of diverse responsibilities and, as a result, believe base salaries for executives should be maintained at rates at or slightly ahead of market rates. The Compensation Committee assesses base salaries for each position, based on the value of the individual’s experience, performance and/or specific skill set, in the ordinary course of business, but generally not less than once each year as part of our budget determination process. Other than market adjustments that may be required from time to time, the Compensation Committee believes annual merit percentage increases for executives, if any, should generally not exceed, in any year, the average merit increase percentage earned by our non-executives.

Discretionary Annual Bonuses. The Compensation Committee has the authority to award discretionary annual cash or share bonuses to our executive officers based on individual and Company performance. We believe these bonuses are an important tool in motivating and rewarding the performance of our executive officers. Performance-based cash incentive compensation is expected to be paid to our executive officers based on individual and/or overall performance standards.

Long-Term Incentives. The Compensation Committee also believes that a portion of each executive’s annual total compensation should be a long-term incentive, both to align each executive with the interests of our stockholders and also to provide a retention incentive. The Compensation Committee approved our 2008 Stock Incentive Plan in May 2008 and received stockholder approval in 2009 (the “Plan”). As of December 31, 2015, 4,925,000 stock options have been granted to senior management and executives under the Plan. The Outstanding Equity Awards at Fiscal Year End Table below details the stock options granted to executives under the Plan since 2008.

The following table sets forth the information as to compensation paid to or earned by our Chief Executive Officer and our two other most highly compensated executive officers during the years ended December 31, 2015 and 2014.

Joseph J. Grano, Jr., Dan Wachtler, and Brian King are referred to in this proxy statement as our “Named Executive Officers”. As none of our Named Executive Officers received any stock awards, non-equity incentive plan compensation, or nonqualified deferred compensation earnings during the fiscal years ended December 31, 2015 and 2014, we have omitted those columns from the table.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Option Awards ($) (2)	Other Compensation ($)		Total Compensation
Joseph Grano Jr (4)	2015	500,000	-	-	-		$500,000
Chief Executive Officer	2014	288,140	270,835	361,038	-		$920,013

Dan Wachtler (5)	2015	386,951	-	-	82,549	(3)	$469,500

Brian King (6)	2015	269,167	150,000	242,504	-		$661,671
Chief Operating Officer	2014	221,317	-	56,999	-		$278,316

1)	Variances from base salary include compensation per Company policy for payouts of vacation time not used in prior years that is ineligible to rollover year to year.

2)
Represents stock options granted to these executives. The amount set forth in this column represents the aggregate fair value of the awards as of the grant date, computed in accordance with FASB ASC Topic 718, “Compensation-Stock Compensation” using the Black-Scholes valuation method. The assumptions used in calculating these amounts are based on a vesting period of five years and current risk free interest rates and volatility at grant date.

3)	The amount under “Other Compensation” represents a housing allowance.

4)
On May 20, 2014, the Company appointed Mr. Grano as CEO. Prior to this Mr. Grano was the non-executive Chair of the Board. Prior to his appointment as CEO, Mr. Grano received $3,500 for his services as a director. The award to Mr. Grano bonus accrued in 2014 and was paid in 2015. Mr. Grano voluntarily waived his annual bonus of $500,000 for the fiscal year ended December 31, 2015.

5)	On February 6, 2015, the Company appointed Mr. Wachtler as the CEO of IPSA International Services, Inc., a subsidiary of the Company.

6)	On May 20, 2014, the Company appointed Mr. King as COO. Prior to this Mr. King was the Senior Executive Vice President Strategy.

DESCRIPTION OF BENEFIT PLANS

2008 Stock Incentive Plan

The following table provides information about the number of outstanding equity awards held by named executive officers at December 31, 2015. As of December 31, 2015, options to purchase 3,356,104 shares of our common stock by our executives were outstanding.

Outstanding Equity Awards at Fiscal Year-End
	Option awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of Securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date
Joseph J. Grano Jr	1,036,842	-		0.76	12/31/17
	75,000	-		0.59	07/01/18
	250,000	-		0.62	03/01/19
	1,344,262	-		0.61	05/12/24
Brian King	150,000	-		0.58	01/01/24
	100,000	-		0.66	04/01/24
	66,667	133,333(1)		1.45	03/26/25
	0	200,000(2)		1.30	12/08/25
Dan Wachtler	-	-	-	-	-

(1)	Scheduled to vest in two substantially equal installments on each of March 26, 2016 and March 26, 2017.

(2)	Scheduled to vest in three substantially equal installments on each of June 6, 2016, December 8, 2016, and December 8, 2017.

LIMITS ON LIABILITY AND INDEMNIFICATION

We provide Directors and Officers insurance for our current directors and officers.

Our certificate of incorporation eliminates the personal liability of our directors to the fullest extent permitted by law. The certificate of incorporation further provides that the Company will indemnify its officers and directors to the fullest extent permitted by law. We believe that this indemnification covers at least negligence on the part of the indemnified parties. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors, officers, and controlling persons under the foregoing provisions or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 11, 2016 with respect to the beneficial ownership of our outstanding common and preferred stock by (i) each person known to own beneficially more than 5% of our each class of securities; (ii) each of our named executive officers and our directors; and (iii) all of our directors and executive officers as a group.

Unless otherwise indicated in the footnotes below, we believe the persons and entities named in the table have sole voting or investment power with respect to all shares owned. Additionally, unless otherwise indicated, the address of each person is care of root9B Technologies, Inc., 4521 Sharon Road, Suite 300, Charlotte, North Carolina 28211.

Name	Number of Shares of Common Stock Beneficially Owned	% of Class (1)	Number of Shares of Series C Preferred Stock Beneficially Owned	% of Class
Joseph J. Grano Jr. (2)	7,580,833	8.77%
Brian King (3)	1,070,467	1.27%
Michael Effinger (4)	100,000	0.12%
Dan Wachtler (5)	6,459,566	7.70%
Eric Hipkins (6)	2,081,549	2.48%
Gregory C Morris (7)	312,000	0.37%
Seymour Siegel (8)	315,518	0.38%
Cary Sucoff (9)	813,137	0.97%
Kevin Carnahan (10)	531,093	0.63%
Anthony Sartor (11)	366,000	0.44%
Wesley Clark (12)	457,000	0.54%
Harvey Pitt (13)	425,000	0.51%
Patrick Kolenik (14)	857,231	1.02%
John Catsimatidis (15)	1,372,203	1.63%
Mark Elliott (16)	1,226,016	1.46%
Isaac Blech (17)	1,484,231	1.76%
Miriam Blech (18)	5,258,605	6.28%	1,428,571	60.0%
River Charitable Remainder Unitrust f/b/o Isaac Blech (19)	3,505,736	4.19%	952,381	40.0%
Wellington Management Group, LLP (20)	11,822,634	14.13%
Quad Capital Management Advisors, LLC (21)	4,378,206	5.20%
All directors and named officers as a group (2) thru (17) and (19)	28,957,580	31.50%

(1)
For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock they have the right to acquire within 60 days of April 11, 2016. The number and percentage of shares beneficially owned are based on 83,688,314 shares of common stock issued and outstanding as of April 11, 2016. When computing beneficial ownership percentages, shares of common stock that may be acquired within 60 days are considered outstanding for that holder only, not for any other holder.

(2)
Includes 500,000 shares received in the acquisition of Ecological, LLC by the Company and 457,220 received in the acquisition of IPSA International by the Company. The shares are registered in the name of Centurion Holdings, LLC, of which Mr. Grano is a controlling member. Also includes 1,300,000 shares of common stock issuable upon exercise of stock options issued to Joseph Grano, Jr, Chariman of the Board of Directors of the Company. The 1,300,000 options are held in the name of Centurion Holdings LLC, of which Mr. Grano is a controlling member. Also includes 2,325,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016. Also includes 2,681,613 shares received in the acquisition of Ecological, LLC by the Company which are registered in the name of “Joseph C. Grano and Robert H. Silver, Trustees of The Grano Children’s Trust dated December 13, 2012, and beneficially owned per a swap agreement in the Trust.

(3)
Includes 620,466 of common stock received pursuant to the Company’s acquisition of Ecological, LLC in December 2012 by Mr. King, the CEO of Ecological Partners, LLC. Also includes 450,001 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(4)	Includes 100,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(5)
Includes 5,999,020 shares received in the acquisition of IPSA International Inc. by the Company of which Mr. Wachtler was the CEO and Chairman. Also includes 230,273 shares of common stock and 230,273 warrants purchased by DWW Family Trust, of which Dan Wachtler is the Trustee.

(6)
Includes 1,698,215 shares received in the acquisition of root9B, LLC by the Company of which Mr. Hipkins was the CEO. Also includes 383,334 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(7)	Includes 300,000 shares of common stock issuable upon exercise of stock options and stock warrants that are currently exercisable or exercisable within 60 days of April 11, 2016.

(8)	Includes 275,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(9)	Includes 435,000 shares of common stock issuable upon exercise of stock options and stock warrants that are currently exercisable or exercisable within 60 days of April 11, 2016.

(10)
Includes 100,000 shares issuable upon exercise of warrants. The warrants were granted in September 2011. Also includes 107,759 shares of common stock from conversion of Series D Preferred Stock and issued dividends on the Series D Preferred Stock in 2013 and 2014, which are owned by the Carnahan Trust. Also includes 23,334 shares of common stock issuable upon exercise of warrants associated with the Series D Preferred Stock. Also includes 300,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(11)	Includes 300,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(12)	Includes 425,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(13)	Includes 425,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(14)	Includes 432,500 shares of common stock issuable upon exercise of stock options and stock warrants that are currently exercisable or exercisable within 60 days of April 11, 2016.

(15)
Represents 300,000 shares of common stock issuable upon exercise of stock options issued July 18, 2012 upon his becoming a member of the Board of Directors.  Also includes 75,000 shares of common stock issuable upon exercise of stock options issued July 2014 for annual board service.  Also includes 387,505 shares of common stock from conversion of Series D Preferred Stock and issued dividends on the Series D Preferred Stock in 2013 and 2014, which are owned by United Acquisition Corp. (“United”), which Mr. Catsimatidis controls and owns. Also includes 220,682 shares of common stock and 220,682 warrants purchased by United. Also includes 83,334 of common stock issuable upon exercise of warrants associated with the Series D Preferred Stock. Also includes 375,000 that are currently exercisable or exercisable within 60 days of April 11, 2016.

(16)	Includes 475,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(17)
Includes 50,000 shares of stock issuable upon exercise of warrants granted June 2011 and 400,000 shares of stock issuable upon exercise of warrants granted May 2012 upon Mr. Blech accepting the position of Vice Chairman of the Board, both held directly in the name of Isaac Blech. Also includes 250,000 shares of common stock issuable upon exercise of stock options that are currently exercisable or exercisable within 60 days of April 11, 2016.

(18)
Represents (a) 1,428,571 shares of Series C Preferred Stock convertible into 4,285,714 shares of common stock and (b) 972,891 shares of Common Stock issued as dividends on the Series C Preferred Stock. Does not include 952,381 shares of Series C Preferred Stock convertible into 2,857,143 shares of common stock and 2,857,142 shares of common issuable upon the exercise of warrants beneficially owned by River Charitable Remainder Unitrust f/b/o Isaac Blech (the “Trust”), of which Isaac Blech is the sole trustee. Miriam Blech is Isaac Blech’s wife and a beneficiary under the Trust. Mrs. Blech disclaims beneficial ownership of the shares held by the Trust, except to the extent of any pecuniary interest therein. Mr. Blech disclaims beneficial interest in the shares held by Mrs. Blech.

(19)
Represents (a) 952,381 shares of Series C Preferred Stock convertible into 2,857,142 shares of common stock and (b) 648,594 shares of common stock issued as dividends on the Series C Preferred Stock. Does not include 1,428,571 shares of Series C Preferred Stock convertible into 4,285,713 shares of common stock and 4,285,714 shares of common issuable upon the exercise of warrants beneficially owned by Miriam Blech. The sole trustee of the Trust is Isaac Blech, who has sole voting and dispositive power of the Trust. The beneficiaries of the Trust are Miriam and Isaac Blech. Mr. Blech disclaims beneficial ownership of the shares held by Mrs. Blech, except to the extent of the any pecuniary interest therein.

(20)
Pursuant to the Schedule 13-G filed on April 11, 2016, Wellington Management Company LLP (“Wellington”) has shared voting power and dispositive power with respect to 11,822,634 shares of common stock. Wellington’s address is 280 Congress Street, Boston MA  02210.  Additionally, Wellington, an investment advisor, lists Ithan Creek as a client and has included Ithan Creek’s holding in its beneficial ownership claim.

(21)
Pursuant to the Schedule 13-G filed on February 3, 2016, Quad Capital may be deemed to beneficially own 4,378,206 shares. This amount includes 3,923,661 shares and 454,545 shares obtainable upon exercise of warrants. Quad Capital Management may be deemed to beneficially own the 4,378,206 shares beneficially owned by Quad Capital. John Vincent Guarino may be deemed to beneficially own 4,707,749 shares, which amount includes the 4,378,206 shares beneficially owned by Quad Capital as well as 271,362 shares, and 68,181 shares obtainable upon exercise of warrants, directly held by Mr. Guarino. Guerino Ciampi may be deemed to beneficially own 5,555,617 shares, which amount includes the 4,378,206 shares beneficially owned by Quad Capital as well as 1,018,320 shares, and 159,091 shares obtainable upon exercise of warrants, directly held by Mr. Ciampi. Quad Capital Management Advisors, LLC, Mr. Guarino, and Mr. Ciampi share voting and dispositive power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee reviews any related party transaction, as that term is defined in Item 404 of Regulation S-K, in which we or any of our directors, nominees for director, executive officers or holders of more than 5% of our common stock or any of their immediate family members, is, was or is proposed to be a participant. Our management is responsible for determining whether a transaction contains the characteristics described above requiring review by our Board.

Except for the transaction described below, or otherwise set forth in this proxy statement, none of our directors or executive officers and no holder of more than 5% of the outstanding shares of our common stock, and no member of the immediate family of any such director, officer or security holder, to our knowledge, had any material interest in any transaction during the fiscal year ended December 31, 2015, or in any currently proposed transaction, which would qualify as a related party transaction, as that term is defined in Item 404 of Regulation S-K.

On February 9, 2015 we acquired IPSA International Inc. (“IPSA”). Mr. Grano, our Chief Executive Officer and Chairman of the Board, at the time of the acquisition served on the Advisory Board of IPSA. In addition, Centurion Holdings, of which Mr. Grano is a majority owner, was an approximate 5% stockholder of IPSA. As such Mr. Grano is deemed a related party for purpose of Item 404 of Regulation S-K. In consideration for the acquisition of IPSA, we paid approximately $15.8 million in cash and shares of our common stock to the stockholders of IPSA. Centurion received approximately $722,000 of such consideration. Mr. Grano recused himself from all matters and voting processes related to the transaction.

Mr. Wachtler, was the CEO and Chairman at the time of the IPSA acquisition and is now our CEO of our IPSA subsidiary as well as a Director of the Company, and as such Mr. Wachtler is deemed a related party for purpose of Item 404 of Regulation S-K. Mr. Wachtler received approximately $9,478,000 of the consideration for the acquisition of IPSA.

Centurion Holdings, of which Mr. Grano is a majority owner, has a sublease agreement for a portion of its office in New York with IPSA. The lease is at market rates and constitutes IPSA’s New York Office. The sublease expires Aug 2018.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Cherry Bekaert LLP (CB) was selected by the audit committee as our independent accountant in January 2012, responsible for auditing our financial statements. CB is the second largest public accounting firm in the south and is in the top 30 nationally. CB has a significant presence in Charlotte, our operations base, and has strong practice experience not only as it relates to financial audit and reporting but with M&A and strategic planning. By selecting CB as our auditors we are positioned with a firm that has the expertise and capability to support us through our growth.

During the two most recent fiscal years and through the date of dismissal, we had no disagreements, whether or not resolved, with CB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to CB’s satisfaction, would have caused CB to make reference to the subject matter of the disagreement in connection with its report. There were no events otherwise reportable under Item 304(a)(1)(iv) of Regulation S-K.

During our two most recent fiscal years, we did not consult CB regarding the application of accounting principles to a specific completed or contemplated transaction, except with respect to the acquisition of IPSA, or the type of audit opinion that might be rendered on our financial statements.

We do not anticipate that representatives of CB will attend the Annual Meeting.

Required Vote

The proposal to ratify the appointment of Cherry Bekaert LLP requires the affirmative vote of a majority of the votes cast at the annual meeting and entitled to vote on such proposal. Abstentions are not considered votes cast and have no effect on this proposal. Broker non-votes will have no effect on this proposal.

Our Board of Directors recommends that you vote your shares FOR ratification of selection of Cherry Bekaert LLP as our independent auditors for the 2016 fiscal year.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the U.S., their judgments as to the quality, not just the acceptability, of our accounting principles, and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States). In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and our company, including the matters in the written disclosures provided to us by the independent auditors, as required by the Public Company Accounting Oversight Board (United States), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the Securities and Exchange Commission.

Audit Fees and All Other Fees

The table below presents the fees paid to CB for the years ended December 31, 2015 and 2014:

	2015		2014
Audit Fees	$165,500		$131,500
Audit-Related Fees	$0		$0
Tax Fees	$23,000		$36,000
All Other Fees	$13,500	(1)	$220,000	(1)

1)           Represents amounts paid to Cherry Bekaert in connection with our acquisition of IPSA.

Fees for the annual audit services provided by Cherry Bekaert totaled approximately $131,500 in fiscal year 2014 and approximately $165,500 in fiscal year 2015. During fiscal year 2014 and 2015, we incurred other audit-related fees and tax fees of $36,000 and $23,000, respectively, related to work performed by Cherry Bekaert. In addition we incurred other audit related fees of Cherry Bekaert in relation to the IPSA acquisition which totaled approximately $220,000 during 2014 and up to the closing of the acquisition on February 9, 2015.

Audit Committee Pre-Approval of Audit Services and Permissible Non-Audit Services.

Consistent with the Sarbanes-Oxley Act and the SEC regulations promulgated there under, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services to be performed by our independent auditors.

Respectfully submitted April 22, 2016, by the members of the Audit Committee.

Gregory Morris, Harvey Pitt, Seymour Siegel

PROPOSAL 3: APPROVAL OF ADVISORY RESOLUTION
SUPPORTING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

General

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Section 14A of the Securities Exchange Act of 1934, as amended, the Company is asking its stockholders to vote, on an advisory basis, on the compensation of its named executive officers as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on the compensation of the Company’s Named Executive Officers. For purposes of this Proxy Statement, the following Company executives are referred to collectively as the “Named Executive Officers”: Joseph J. Grano, Jr., Dan Wachtler and Brian King. We are required to hold a vote regarding the frequency of future nonbinding advisory votes relating to future named executive officer compensation once every six years. At our 2013 Annual Meeting of Stockholders, our Stockholders voted to hold an annual non-binding advisory vote relating to the frequency of future non-binding advisory votes on resolutions approving future named executive officers compensation. As such, we are now soliciting your non-binding advisory vote for the compensation of our Named Executive Officers.

Compensation Program and Philosophy

Our executive compensation program is designed to attract, reward and retain key employees, including our Named Executive Officers, who are critical to the Company’s long-term success. Following review of the Company’s 2015 performance and executive officer compensation levels, our Compensation Committee and management have determined to reduce the annual compensation paid to our directors and certain of our executive officers voluntarily elected to reduce their salary for 2016 in order to better align their compensation with Company performance.  For additional information, stockholders are urged to read the “Executive Compensation” section of this Proxy Statement for greater detail about the Company’s executive compensation programs, including information about the fiscal year 2015 compensation of the Named Executive Officers.

The Company is asking the stockholders to indicate their support for the compensation of the Company’s Named Executive Officers as described in this Proxy Statement by voting in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the Named Executive Officers of root9B Technologies, Inc., as disclosed in the “Executive Compensation”, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2016 Annual Meeting of Stockholders.

Even though this say-on-pay vote is advisory and therefore will not be binding on the Company, the Compensation Committee and the Board value the opinions of the Company’s stockholders. Accordingly, to the extent there is a significant vote against the compensation of the Named Executive Officers, the Board will consider stockholder concerns and the Compensation Committee will evaluate what actions may be necessary or appropriate to address those concerns.

Required Vote

This proposal to approve, on an advisory basis, the compensation of the Company’s named executive officers requires the affirmative vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote on such proposal. Abstentions are not considered present and are not entitled to vote with respect to this proposal and will, therefore, be treated as votes against this proposal. Broker non-votes with respect to this proposal will not be considered as present and not be entitled to vote on this proposal, which will therefore reduce the number of affirmative votes needed to approve this proposal.

The Board of Directors unanimously recommends a vote “FOR” supporting the compensation plan for our executive officers.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board is responsible for determining the compensation of executive officers of the Company, as well as compensation awarded pursuant to the Company’s equity incentive plans. The Compensation Committee is currently comprised of Messrs. Blech, Morris, and Sartor. Mr. Morris is the acting chair of the Compensation Committee. Except Mr. Blech, all members are independent.

No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In addition, no member of the Compensation Committee had any relationships with the Company or any other entity that require disclosure under the proxy rules and regulations promulgated by the SEC relating to interlocks.

COMPENSATION COMMITTEE REPORT

The Compensation Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 with management. Based on our Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, our Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the SEC.

The Compensation Committee
Gregory C. Morris, Chairman
Kevin Carnahan
Patrick Kolenik
Cary Sucoff

The foregoing Compensation Committee Report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we specifically incorporate by reference into such filings.

OTHER MATTERS

The Board does not intend to present any other items of business other than those stated in the Notice of Annual Meeting of Stockholders. If other matters are properly brought before the meeting, the persons named as your proxies will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No person who has been a director or executive officer of our Company at any time since the beginning of our fiscal year as of December 31, 2015 and no associate of any of the foregoing persons has any substantial interest, direct or indirect, by security holding or otherwise, in any matter to be acted upon other than the approval of compensation.

HOUSEHOLDING OF PROXY MATERIALS

The Securities and Exchange Commission permits companies and intermediaries such as brokers to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially provides extra conveniences for stockholders and cost savings for companies.

Although we do not intend to household for our stockholders of record, some brokers household our proxy materials, delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate set of proxy materials, or if you are receiving multiple sets of proxy materials and wish to receive only one, please notify your broker. Stockholders who currently receive multiple sets of the proxy materials at their address and would like to request “householding” of their communications should contact their broker.

STOCKHOLDER PROPOSALS

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in the applicable rules of the Securities and Exchange Commission. For a stockholder proposal to be included in our proxy materials for the 2017 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than December 31, 2016.

Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal not later than the close of business on the forty-fifth (45th) day prior to the anniversary of the date on which we first sent our proxy materials for our prior year annual meeting of stockholders.  Proposals received after such time will be considered untimely.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with that act, we file periodic reports, documents and other information with the Securities and Exchange Commission relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F. Street NE, Washington, DC 20549 or may be accessed at www.sec.gov.

By order of the Board of Directors /s/ Joseph J. Grano, Jr. Joseph J. Grano, Jr. CEO and Chairman of the Board of Directors Dated: April 25, 2016

ROOT9B TECHNOLOGIES, INC.
2016 ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned, revoking all previous proxies, hereby appoints each of Howard Jacobs and Scott Fellin as proxies, acting jointly and severally, with full power of substitution, for and in the name of the undersigned to vote all shares of common stock, par value $.001 per share, of Root9B Technologies, Inc., that the undersigned would be entitled to vote if present in person at the annual meeting of shareholders to be held on 10:30 a.m. Eastern Daylight Time on May 24, 2016, at the offices of DLA Piper LLP, (US) 1251 Avenue of the Americas, 27th Floor, New York, N.Y. 10020, and at any adjournment, on the matters described in the accompanying proxy statement and on any such other matters as may properly come before the annual meeting. The proxies are directed to vote or refrain from voting as checked on the reverse side on the matters listed on the reverse side, and otherwise may vote in their discretion.

This proxy granted by this proxy card will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is specified, this proxy will be voted FOR proposals 1, 2 and 3. With respect to any other matters that properly come before the annual meeting, the proxies may vote at their discretion. The Board currently knows of no other business that will come before the annual meeting. If at the time of the annual meeting any of the nominees listed on this proxy card are unable to serve, this proxy will be voted for any other person or persons, if any, that the Board designates.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Continued and to be signed on reverse side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 24, 2016.
The proxy statement and our 2015 Annual Report to Shareholders are available at:
http://www.viewproxy.com/root9b/2016

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3

1. Election of the following director nominees to serve for the following year and until their successors are elected:

Nominees are:

(01) Isaac Blech	(03) Joseph Grano	(05) Anthony Sartor	(07) Cary Sucoff
(02) Kevin Carnahan	(04) Gregory Morris	(06) Seymour Siegel	(08) Dan Wachtler

☐ FOR all nominees ☐ WITHHELD from all nominees ☐ FOR, except vote withheld from the following nominees: ____________________

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

Please sign, date and return promptly in the enclosed envelope.

Date ____________________

Signature ____________________

Signature ____________________
(Joint Owners)

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

CONTROL NUMBER

▲ **PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.** ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or telephone.

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.